Contact: Noe Pacheco
Westbury Bank
262.289.6666
noe.pacheco@westburybankwi.com

FOR IMMEDIATE RELEASE

Westbury Bancorp, Inc. Appoints Greg Remus President

West Bend, Wis., December 23, 2014, Westbury Bancorp, Inc. (NASDAQ: WBB) -The Board of Directors of Westbury Bancorp, Inc. (the “Company”) appointed Greg J. Remus President of the Company and its subsidiary, Westbury Bank (the ”Bank”), effective January 1, 2015.

Remus will continue to serve as Chief Operating Officer of the Company and the Bank and Senior Vice President of Lending of the Bank.

“Greg’s leadership is, and will continue to be, key to the Company’s strategic growth and improvement in its overall financial performance,” said Ray Lipman, who is stepping down as President, but will continue to serve as Chief Executive Officer and Chairman of the Board for the Company and the Bank. “Greg and I will continue to work closely on long term strategic matters, investor relations and capital management plans,” Lipman said.

Remus earned his degree in mathematics from the University of Wisconsin - Madison. With more than 20 years of experience, his dedicated knowledge includes a strong background in commercial lending.

“I am excited for the opportunity to continue our management team’s focus on our commitment to transform Westbury Bank into a high performing bank,” said Remus.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. is the holding company for Westbury Bank. The Company's common shares are traded on the Nasdaq Capital Market under the symbol “WBB”.

Westbury Bank is an independent community bank with over $555 million in assets. Westbury Bank serves communities in Washington and Waukesha Counties through its nine full service offices providing deposit and loan services to individuals, professionals and businesses throughout its markets.

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